EXHIBIT 8(k)(ii)
AMENDMENT TO PARTICIPATION AGREEMENT
     The Fund Participation Agreement, dated September 5, 1995, between IL Annuity and Insurance Company, a life insurance company organized under the laws of Kansas, T. Rowe Price International Series, Inc., and T. Rowe Price Investment Services, Inc., is hereby amended, effective as of June 1, 2001, as follows:
1.	Paragraph 12.2, “the names and addresses of” in line 2 shall be replaced with “all information pertaining to”, and in lines 4 and 5, “names and addresses and other” shall be deleted.

2.	Paragraph 12.2, The following sentence shall be added at the end of this paragraph:
Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach- Bliley Act and Regulation S-P.
3.	Schedule A, Contracts Funded by Separate Account, is hereby amended to include the following contracts: VCA-97, and VSTAR-01.
     All other terms and provisions of the Agreement not amended hereby shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to Amend as of the date and year first above written.

T. ROWE PRICE INTERNATIONAL SERIES, INC.

By:	/s/ Henry H. Hopkins

Name:	Henry H. Hopkins
Title:	Vice President

T. ROWE PRICE INVESTMENT SERVICES, INC.

By:	/s/ Darrell Braman

Name:	Darrell Braman
Title:	Vice President

IL ANNUITY AND INSURANCE COMPANY

By:	/s/ Daniel J. LaBonte

Name:	Daniel J. LaBonte
Title:	Sales Officer

SCHEDULE A

Name of Separate Account and	Contracts Funded by
Date Established by Board of Directors	Separate Account	Designated Portfolios
IL Annuity and Insurance Co. Separate	VA-95	T. Rowe Price International Series, Inc.
Account 1 (11-1-94)	VCA-97 VSTAR-01	T. Rowe Price International Stock Portfolio